                                                                     EXHIBIT 2.3

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                              REAL PROPERTY LEASE


     For TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AMRE, Inc., a Delaware corporation, American Remodeling, Inc., a Texas corporation, and Facelifters Home Systems, Inc., a Delaware corporation (collectively, the "ASSIGNORS"), have sold, and do hereby assign, transfer and set over unto U.S. Remodelers, Inc., a Texas corporation (the "ASSIGNEE"), having a principal office at 3105 Skyway Circle North, Irving, Texas 75038, its successors and assigns, all of Assignors' estate, right, title and interest in, to and under that certain real property lease described on Exhibit A hereto, as modified, amended, supplemented and/or extended (the "LEASE"). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in that certain Asset Purchase Agreement dated February 12, 1997 by and among Assignors and Assignee, as amended by the First Amendment thereto dated as of March 18, 1997.

     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, for the residue of the term and at the rent set forth in said Lease, and subject to the covenants herein set forth by Assignors and the conditions therein contained and henceforth to be performed and observed.

     In consideration of the said assignment and for other good and valuable consideration received by Assignee from Assignors, the receipt and sufficiency of which are hereby acknowledged, Assignee hereby accepts said assignment subject to and upon the terms and conditions set forth in this instrument and the Lease. Assignee agrees that it shall have no claim or remedy against Assignors by virtue of any lessor's act or failure to act under said Lease after the effective date hereof, unless related to a failure by Assignor to fulfill its obligation to cure all pre-assignment defaults under the Lease. Assignee hereby releases Assignors of any liability with regard to the Lease, unless related to a failure by Assignor to fulfill its obligation to cure all pre-assignment defaults under the Lease, and Assignee hereby covenants with Assignors and lessors and for the benefit of any assignee or successors in interest of lessors, that Assignee, its successors and assigns, will henceforth assume and agree to keep, perform, fulfill or cause to be performed all of the terms, covenants, conditions and obligations contained in said Lease which, by the terms thereof, are imposed upon Assignors and which accrue from and after the effective date hereof, including, without limitation, the payment of the rent therein reserved.

     Assignors agree that within five (5) business days after receiving any notice from any lessor relating to performance of any Assignor's or Assignee's obligations under said Lease, Assignors shall send a copy of said notice to Assignee at the above address, or to any other address Assignee from time to time may designate in writing to Assignors.

     It is the intention of the parties hereto that the terms and provisions of this Agreement shall become effective and operative from and after the Closing Date.

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the 3/rd/ day of April, 1997.

                                            ASSIGNORS:

                                            AMRE, INC.


                                            By:  /s/ J. Gregg Pritchard
                                               --------------------------------
                                            Name:     J. Gregg Pritchard
                                            Title:    President



                                            AMERICAN REMODELING, INC.


                                            By:  /s/ J. Gregg Pritchard
                                               --------------------------------
                                            Name:     J. Gregg Pritchard
                                            Title:    President



                                            FACELIFTERS HOME SYSTEMS, INC.


                                            By:  /s/ J. Gregg Pritchard
                                               --------------------------------
                                            Name:    J. Gregg Pritchard
                                            Title:   President



                                            ASSIGNEE:

                                            U.S. REMODELERS, INC.


                                            By:  /s/ Murray H. Gross
                                               --------------------------------
                                            Name:    Murray H. Gross
                                            Title:   President

                                   EXHIBIT A

                              REAL PROPERTY LEASE
                              -------------------



Lease Purchase Agreement between Charles City County and Facelifters Home Systems, Inc. providing for the lease-purchase of the building and underlying real estate in which the Charles City factory is located.

                            Deed Book 137 Page 232

     THIS LEASE-PURCHASE AGREEMENT, made as of this 16th day of February, 1994, by and between CHARLES CITY COUNTY, herein referred to as "County," and FACELIFTERS HOME SYSTEMS, INC., herein referred to as "Facelifters." Note:
This Agreement replaces in full a similar agreement recorded February 17, 1994, in Deed Book 135, page 335, in the Clerk's Office of Charles City County and is exempt from recordation taxes as it is a rerecording to correct several errors in language.

                             W I T N E S S E T H :

     WHEREAS, County is the sole owner of the following described real estate, to-wit:

     Approximately 7.551 acres, Roxbury Industrial Center, Charles City County, Virginia, all as shown on the plat of Resource International, Ltd., dated January 19, 1994, attached hereto as Exhibit A.

     WHEREAS, Facelifters desires to lease the premises for the purpose of conducting its business as a manufacturer of lumber products and related purposes;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

                          DESCRIPTION OF THE PREMISES
                          ---------------------------

     County agrees to lease and Facelifters agrees to rent that certain 7.551 acres, Roxbury Industrial Center, and all improvements thereon, as shown on the aforesaid plat, which property is hereinafter referred to as the "premises."

                                 TERM OF LEASE
                                 -------------

     Facelifters agrees to lease the above described premises for a period of fifteen (15) years commencing on the date hereof. Facelifters has inspected the premises and, by its execution of

                            Deed Book 137 Page 233

this lease, acknowledges that County has provided the lot and improvements thereon anticipated in an Agreement between the parties hereto dated December 15, 1993, ("the Agreement") and hereby accepts the same.

                                 IMPROVEMENTS
                                 ------------

     Facelifters shall be responsible for making alterations and additions to the premises at its own expense as it may desire and as anticipated in the aforesaid agreement, except that County shall pave with asphalt the parking areas of the property, except for those areas where concrete pads will be installed as required by the Agreement. The net cost of these improvements will be repaid to County over 15 years at 7 percent interest. Facelifters' obligation to repay such costs to the County shall be reduced by the amount of any additional funding the County may receive under any local, state or federal program to offset such costs.

                                     RENT
                                     ----

     Facelifters agrees to pay to County at P. 0. Box 128, Charles City, Virginia 23030, the sum of $7,156.40 per month for the lease of the premises, to be due and payable on the 16th day of each month beginning on the 16th day of March, 1994.

                               REAL ESTATE TAXES
                               -----------------

     During the term of this lease, Facelifters will pay to County the value of all real and personal property taxes (including penalty and interest, if any) which would be due on the premises and its improvements if owned by Facelifters. Facelifters shall

                              Deed Book Page 234

have the right to contest any assessment of such taxes and pay them in installments to the extent provided by law.

                                   SERVICES
                                   --------

     During the term of this lease, Facelifters shall be responsible for providing heat, electricity and other utilities to the demised premises, as well as all other improvements, repairs or modifications which may be necessary or desirable, it being the intention of the parties that County should have no further expense in the premises for the term of this lease, except as may be necessary to maintain or improve any water and sewerage systems not located on the premises.

                                   INSURANCE
                                   ---------

     Facelifters shall maintain all public and private areas in good condition, free from all physical and fire hazards and shall adequately insure the building, all public or common areas and its contents for fire, casualty, hazard and liability, having a fire policy in an amount equal to at least $1,051,000.00 which shows County as a named insured, a copy of which will be delivered to County annually. Facelifters will also maintain premises liability insurance on the site and improvements in an amount not less than $1,000,000.00 or such other agreeable amount and agrees to indemnify and save County harmless from all claims and demands (including reasonable attorney's fees) arising from the use and occupancy of the site and improvements by Facelifters. County must be a named insured on said general liability policy.

                              Deed Book Page 235

                                  INSOLVENCY
                                  ----------

     It is expressly agreed that if, at any time during the term of this lease, Facelifters or its assigns herein shall be adjudged insolvent by any State Court of competent jurisdiction, County may, at its option, declare this lease to be terminated and canceled, and may take possession of the demised premises unless Facelifters is not otherwise in default.

                DAMAGE OR DESTRUCTION BY FIRE OR NATURAL CAUSES
                -----------------------------------------------

     If, during the term of this lease, the building on the demised premises is destroyed by fire, natural causes or other casualty, said building shall be, by Facelifters, repaired as quickly as is reasonably possible, and this lease shall remain in full force and effect unless Facelifters shall determine in the exercise of its reasonable business judgment that repair is not economically feasible; in such event it may terminate the lease and the landlord shall be entitled to that portion of the insurance proceeds equal to the remaining lease payments and any other currently due payments under the terms of this lease and the remainder of the insurance proceeds shall be paid to Facelifters.

                                    DEFAULT
                                    -------

     If any monthly installment of rent or other payment as herein called for remains overdue and unpaid for ten (10) days, County shall impose a penalty of five percent (5%) of the monthly rental or other payment for each month overdue. If any monthly installment of rent and interest or other payment as herein called for remains overdue and unpaid for thirty (30) days following

                            Deed Book 137 Page 236

written notice to Facelifters by County, County may, at its option, at any time during such default, declare this lease terminated and take possession of demised premises.

     In the event Facelifters does not comply with any of the provisions of this lease (other than those covered by the above paragraph), County may notify Facelifters of such violations in writing through its registered agent. If such violations are not corrected within sixty (60) days of receipt of said notice, County may, at its option, declare this lease terminated and take possession of the demised premises.

     All improvements to the premises will remain a part thereof and belong to County except such improvements as have been identified by Facelifters prior to installation and such notification has been approved by County.

                                     SIGNS
                                     -----
     Facelifters may display signs and shingles advertising its place of business with the prior written consent of the County, which shall not be unreasonably withheld, so long as such signs are in conformity with all applicable zones and restrictive covenants.

                              OPTION TO PURCHASE
                              ------------------

     County hereby gives and grants to Facelifters, its heirs and assigns, the exclusive option to purchase the property herein demised (that is 7.551 acres with all attachments thereto and improvements thereon) at the end of the lease period for the sum of One Hundred Dollars ($100.00) provided that all payments

                            Deed Book 137 Page 237

required hereunder have been paid in full. Facelifters must notify County at least thirty (30) days prior to the termination of this lease of its desire to complete such a purchase; if such notice is given in writing, County will convey the property to Facelifters by Special Warranty deed, free of all encumbrances except such reservations, restrictions, utility and drainage easements as may apply to the property. County warrants such restrictions and easements will be reasonable.

     County further gives Facelifters, its heirs and assigns, the exclusive option to accelerate this lease and purchase said property by giving County written notice of its intent to accelerate and purchase. Within sixty (60) days of the receipt of such notice, upon payment of the purchase price described below, County will convey the property to Facelifters as set out above.

     The purchase price of the property prior to the end of this lease will be the current principal balance at the time of transfer shown on the amortization schedule attached hereto as Exhibit B, assuming the rental payments required by this lease were the monthly interest and principal payments shown on the attached schedule, plus such amounts as are necessary to reimburse County for any paving costs as set out above. The payoff of the paving costs will be calculated by a similar amortization schedule.

                              SEWERAGE AND WATER
                              ------------------

     Facelifters will pay County its normal water rates and sewerage rates for water and sewer services.

                            Deed Book 137 Page 238

                                ADDITIONAL LAND
                                ---------------

     County hereby grants to Facelifters the option to purchase 9.09 acres of land adjacent to the subject property for 2 years from the date hereof so long as this lease agreement is in effect or Facelifters (or its assigns) has purchased the subject property. The option price will be $2,500.00 per acre and the land covered by this option is shown as lots 30, 31, 32 and 33 on the sketch attached hereto as Exhibit C. Facelifters must pay for the cost of a survey if none exists at the time of exercise. Notice of exercise of the option must be in writing and given to County at the address set out below in the Notice provision. Conveyance will be by Special Warranty with Facelifters to bear all recording, costs or other costs of the transfer, except for the cost of preparing the deed.

     In the event this option is not exercised, Facelifters will retain a right of first refusal on the subject 9.09 acres for an additional 8 years, provided that this Agreement is still in effect or Facelifters (or its assigns) has purchased the subject property. This right of first refusal means that County must offer to Facelifters the right to purchase the property at every price for which County is willing to sell the property. Such offer must be in writing and sent to Facelifters (or its assigns) at its address in the Notice provision; if the offer of sale is not accepted in writing within 30 days of its mailing (certified mail, return receipt requested), County may then sell the subject property to a third party at the offered price. In the event

                            Deed Book 137 Page 239

Facelifters accepts the offer, it will have 60 additional days to close the purchase. This obligation to buy will be subject to Facelifters right to conduct due diligence in examination of the property, the results of which must be reasonably satisfactory to Facelifters.

                                  ASSIGNMENT
                                  ----------

     This Agreement is assignable only with the express written consent of County, which consent shall not be unreasonably withheld.

                             ADDITIONAL FINANCING
                             --------------------

     In the event Facelifters employs in excess of an average of 75 full-time employees for a period of not less than three (3) years from date of occupancy, and if additional financing is required by Facelifters and such financing is available by the County to other companies locating into the area, then such financing will be made available for Facelifters on terms no less favorable than what may be made available for other companies.

                                 APPLICABILITY
                                 -------------

     The parties, having read and understood the provisions of this lease, agree for themselves, their heirs, administrators, personal representatives, executors and assigns to be bound thereby. This agreement will be construed according to the laws of the Commonwealth of Virginia.

                                    NOTICES
                                    -------

     Unless otherwise provided herein, all notices required hereunder must be in writing and sent to the respective addresses

                                 Deed Book 137

set out below. The addresses set forth here may be changed by the addressee giving notice to the other party of a new address.

     To Charles City County:
     County Administrator
     P. 0. Box 128
     Charles City, Virginia 23030

     To Facelifters:
     Facelifters Home Systems, Inc.
     800 Snediker Avenue
     Brooklyn, New York 11207-7606
     Attn: Mark Honigsfeld

     IN WITNESS WHEREOF, the parties have executed this lease.

                              CHARLES CITY COUNTY


                              By:  /s/ Gail P. Clayton           (SEAL)
                                  ------------------------------


                              FACELIFTERS HOME SYSTEMS, INC.


                              By:  /s/ M. R. Harris              (SEAL)
                                  ------------------------------


STATE OF VIRGINIA
COUNTY OF CHARLES CITY, to-wit:

     The foregoing instrument, bearing date of February 16, 1994, was acknowledged before me this 22/nd/ day of March, 1994, by Gail P. Clayton for Charles City County.

     My commission expires: March 31, 1997.

                              /s/ B. Randolph Boyd
                              ----------------------------------
                                         Notary Public

                            Deed Book 137 Page 241

STATE OF New York
COUNTY OF Kings to-wit:

     The foregoing instrument, bearing date as of February 16, 1994, was acknowledged before me this 14/th/ day of March, 1994, by Mac R. Harris for Facelifters Home Systems, Inc.

     My commission expires: April 25, 1994.


                              /s/ Daniel N. Zarro
                              ----------------------------------
                                         Notary Public


                                                Daniel N. Zarro
                                         Notary Public, State of New York
                                                No. 30-4927360
                                            Qualified in Nassau County
                                         Commission Expires April 25, 1994